Exhibit 5.1

CINDY SHY, P.C.

A professional law corporation

P.O. Box 380-236   •   Ivins, Utah 84738   •   Telephone (435) 674-1282   •   Fax (435) 673-2127

 November 13, 2008

Aquentium, Inc.

19024 Ruppert Avenue

P.O. Box 580943

North Palm Springs, CA 92258

Re:

Registration Statement on Form S-8 for Aquentium, Inc.

Aquentium, Inc.:

This opinion is delivered to Aquentium, Inc., a Delaware corporation (the “Company”), and relates to the above-referenced registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”).  The Registration Statement provides for the registration under the Securities Act of 1933, as amended (the “Act”), of 1,250,000 shares of Aquentium, Inc. common stock, par value $0.005, to be issued by the Company pursuant to a Consultant and Business Development Agreement, dated October 11, 2008.  Capitalized terms used herein and not otherwise defined have the meanings given to them in the Registration Statement.

In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise, identified to my satisfaction, of:

            (i)         the Articles of Incorporation and Bylaws of the Company, as amended;

(ii)

certain resolutions of the Board of Directors of the Company relating to the registration of 1,250,000 shares;

(iii)

the Consultant and Business Development Agreement, dated October 11, 2008;

(iv)

the Registration Statement; and

(v)

such other documents as I have deemed necessary or appropriate as the basis for the opinions set forth below.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such documents. As to any facts material to this opinion which I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others.

Subject to the foregoing, I am of the opinion that the 1,250,000 common shares to be issued by the Company, when issued, will be duly authorized and validly issued, and fully paid and non-assessable.

This opinion is expressly limited in scope to the 1,250,000 shares described herein, which are to be expressly covered by the above referenced Registration Statement.

This opinion does not cover any subsequent issuances of any securities to be made in the future pursuant to any other agreements.  Any such transactions are required to be included in a new registration statement or a post-effective amendment to the above referenced registration statement, which will be required to include a revised or a new opinion concerning the legality of the securities to be issued.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Cindy Shy, P.C.

By: /s/ Cindy Shy

       Cindy Shy, Attorney